Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Killman, Murrell & Company, P. C. hereby consent to the inclusion of our report dated January 3, 2006, on the consolidated financial statements of Local Telecom Systems, Inc. for the year ended September 30, 2005, and in the Local Telecom Systems, Inc.’s Form-10-KSB/A for the year ended September 30, 2005

Killman, Murrell & Company, P.C.
Odessa, Texas
April 10, 2006